Press Release

Exhibit 99.55

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS THIRD QUARTER 2008 RESULTS

Tulsa, Oklahoma, November 5, 2008: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the third quarter ended September 30, 2008. Net income for the 2008 third quarter was $18.9 million, or $0.87 per diluted share, as compared to net income of $11.3 million, or $0.48 per diluted share, for the comparable 2007 quarter. Net income for the third quarter of 2008 included a loss of $0.02 per diluted share related to a decrease in fair value of derivatives, as compared to a loss of $0.54 per diluted share in last year’s third quarter.

Non-GAAP net income for the 2008 third quarter was $19.3 million, or $0.89 per diluted share, as compared to non-GAAP net income of $24.1 million, or $1.01 per diluted share for the 2007 third quarter. Non-GAAP net income (loss) excludes the (increase) decrease in fair value of derivatives, net of related tax impact. A reconciliation of non-GAAP to GAAP results is included in Table 3.

“Our third quarter results were negatively affected by challenges in the areas of revenue per day and rental day volume, as well as the bankruptcy of one of the Company’s tour operators. Mitigating these factors was an improvement in selling, general and administrative expenses,” said Scott L. Thompson, President and Chief Executive Officer.

For the quarter ended September 30, 2008, the Company’s total revenue was $500.6 million, as compared to $522.0 million for the comparable 2007 period. Rental revenue for the quarter was $477.1 million, a decrease of 4.8 percent, as compared to the same period in 2007. Over fleeting issues in the industry resulted in a 2.2 percent decrease in revenue per day, combined with a 2.7 percent decline in rental days due to reduced demand.

Per vehicle depreciation costs decreased approximately 1.2 percent in the third quarter of 2008 compared to the third quarter of 2007 as the Company extended the average hold period for the fleet and resolved outstanding incentive negotiations relating to prior model years with the Company’s primary vehicle supplier. The third quarter average fleet was down approximately four percent compared with last year’s third quarter. Vehicle utilization, a measure of fleet efficiency, was 85.2 percent, an improvement of 80 basis points from last year’s third quarter.

Liquidity and Capital Resources

As of September 30, 2008, the Company had $209 million of unrestricted cash and was in compliance with all of the financial covenants under its various financing arrangements with lenders.

The Company is continuing to work with its lenders on modifications of its senior secured credit facility. If no long-term agreement is reached, the Company plans to pay down approximately $16 million of its term debt facility to ensure near term compliance with the leverage ratio test under its senior secured credit facility. Based on the Company’s unrestricted cash available at September 30, 2008 and its current operating forecast, the Company believes it has sufficient liquidity to reduce its term debt as needed to ensure continued compliance with the leverage ratio test under the senior secured credit facility.

Outlook

The Company expects operating conditions to be very challenging for the foreseeable future, due to the uncertainty regarding the strength of the economy, domestic automotive and airline industries and the used vehicle and financial markets. Vehicle rental revenues are estimated to be down four to five percent for the full year of 2008, as compared to last year. The Company estimates that vehicle depreciation costs on a per vehicle basis will be approximately 15 percent higher for the full year of 2008 compared to 2007. These factors and their impact on rate per day, transaction volume and residual vehicle values are expected to result in the Company reporting a non-GAAP pre-tax loss significantly in excess of the prior year’s fourth quarter loss, which will result in a non-GAAP pre-tax loss for the year ending December 31, 2008.

“We are focused on maximizing cash flow and liquidity and have taken appropriate actions in consideration of the current operating environment. During October, we completed a workforce reduction to adjust our cost structure. We reduced our overall workforce by approximately 6 percent including a 30 percent reduction of the Company’s officers, a 15 percent reduction in headquarters staff, and a 5 percent reduction in the field staff. While we will take a fourth quarter charge of approximately $4 million relating to these actions, we believe that they will allow us to streamline our processes, resulting in a more efficient operating structure, and should generate $15 million in annual cost savings beginning in 2009. We will continue to monitor the situation, making adjustments to our plan as new facts and circumstances evolve,” Thompson said. “Our employees are doing a remarkable job and I believe are up to the current challenge. The Company’s management team is confident in them and their ability to successfully execute our plan.”

Nine Month Results

For the nine months ended September 30, 2008, the net loss was $268.2 million, or $12.57 loss per diluted share. For the nine months ended September 30, 2007, net income was $31.8 million, or $1.32 per diluted share. The decrease in net income year over year included a $12.42 loss per diluted share related to the impairment of goodwill and other intangible assets. Total revenue for the period was $1.3 billion, a decrease of 2.1 percent over the comparable nine months of 2007. The non-GAAP loss per diluted share for the nine months ended September 30, 2008 was $0.09, as compared to $1.76 of non-GAAP earnings per diluted share for the same period in 2007. Non-GAAP net income (loss) excludes the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of goodwill and other intangible assets, net of related tax impact. A reconciliation of non-GAAP to GAAP results is included in Table 3.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. third quarter 2008 earnings conference call will be held on Wednesday, November 5, 2008, at 10:00 a.m. (CST). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 800-988-9640 (domestic) or 210-234-0007 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through November 19, 2008, by calling 866-465-1311 (domestic) or 203-369-1427 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 7,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results include the impact of persistent pricing and demand pressures, particularly in light of the current instability in the global financial markets and concerns about economic prospects, which have continued to depress consumer confidence and spending levels and could affect the ability of our customers to meet their payment obligations to us; volatility in gasoline prices; the impact of pricing and other actions by competitors, particularly if demand continues to be soft; airline travel patterns, including further disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions; the cost and other terms of acquiring and disposing of automobiles and the impact of current adverse conditions in the used car market on our ability to reduce our fleet capacity as and when projected by our plans; the financial performance and prospects of our principal vehicle supplier and whether recently adopted federal support for the U.S. automotive industry is successful; our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly as we increase the level of Non-Program Vehicles (those without a guaranteed residual value) and our exposure to the used car market; our ability to obtain cost-effective financing as needed without unduly restricting operational flexibility, particularly if the current instability in the global financial markets is prolonged; our ability to comply with financial covenants or to obtain necessary amendments or waivers; our ability to manage the consequences under our financing agreements of a default by any of the Monolines that provide credit support for our asset backed financing structures; whether counterparties under our derivative instruments will continue to perform as required; whether governmental and regulatory initiatives in the United States and elsewhere to stabilize the financial markets will be successful; the effectiveness of other actions we take to manage costs and liquidity; disruptions in information and communication systems we rely on, including those relating to methods of payment; access to reservation distribution channels; the cost of regulatory compliance and the outcome of pending litigation; local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and the impact of natural catastrophes and terrorism. Forward-looking statements should be considered in light of information in this press release and other filings with the Securities and Exchange Commission.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Tables 3 and 4 to this release.

Contacts:

Financial:	H. Clifford Buster III	Media: Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications
(918) 669-2236
Investors:	Todd D. Dallenbach	chris.payne@dtag.com
Staff Vice President
Investor Relations
(918) 669-2414
todd.dallenbach@dtag.com

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	September 30,		Total revenues
	2008	2007	2008	2007

Revenues:
Vehicle rentals	$477,085	$501,381	95.3%	96.0%
Other	23,563	20,639	4.7%	4.0%

Total revenues	500,648	522,020	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	249,147	245,824	49.8%	47.1%
Vehicle depreciation and lease charges, net	137,438	143,053	27.5%	27.4%
Selling, general and administrative	51,598	59,427	10.3%	11.4%
Interest expense, net	31,033	35,808	6.1%	6.8%

Total costs and expenses	469,216	484,112	93.7%	92.7%

(Increase) decrease in fair value of derivatives	689	21,660	0.2%	4.2%

Income before income taxes	30,743	16,248	6.1%	3.1%

Income tax expense	11,810	4,935	2.3%	0.9%

Net income	$18,933	$11,313	3.8%	2.2%

Earnings per share:
Basic	$0.88	$0.50
Diluted	$0.87	$0.48

Weighted average number
of shares outstanding:
Basic	21,443,418	22,695,359
Diluted	21,789,272	23,707,551

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Nine months ended		As % of
	September 30,		Total revenues
	2008	2007	2008	2007

Revenues:
Vehicle rentals	$1,279,422	$1,303,043	95.3%	95.0%
Other	63,462	68,544	4.7%	5.0%

Total revenues	1,342,884	1,371,587	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	688,744	672,812	51.3%	49.1%
Vehicle depreciation and lease charges, net	406,667	357,677	30.3%	26.1%
Selling, general and administrative	160,281	184,728	11.9%	13.5%
Interest expense, net	82,891	83,919	6.2%	6.0%
Goodwill and other intangible asset impairment	350,144	-	26.1%	-

Total costs and expenses	1,688,727	1,299,136	125.8%	94.7%

(Increase) decrease in fair value of derivatives	2,043	18,202	0.1%	1.3%

Income (loss) before income taxes	(347,886)	54,249	(25.9%)	4.0%

Income tax expense (benefit)	(79,642)	22,453	(5.9%)	1.7%

Net income (loss)	$(268,244)	$31,796	(20.0%)	2.3%

Earnings (loss) per share: (a)
Basic	$(12.57)	$1.38
Diluted	$(12.57)	$1.32

Weighted average number
of shares outstanding: (a)
Basic	21,344,105	23,075,896
Diluted	21,344,105	24,127,756

(a) Because the Company incurred a loss from continuing operations during the nine months ended September 30, 2008, outstanding stock options, performance awards and employee and director compensation shares deferred are anti-dilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended		Nine months ended
	September 30, 2008		September 30, 2008

OPERATING DATA:
Vehicle Rental Data: (includes franchise acquisitions)

Average number of vehicles operated	133,391		124,558
% change from prior year	(3.7%	)	(2.4%	)
Number of rental days	10,455,358		28,923,575
% change from prior year	(2.7%	)	(0.3%	)
Vehicle utilization	85.2%		84.7%
Percentage points change from prior year	0.8 p.p.		1.5 p.p.
Average revenue per day	$45.63		$44.23
% change from prior year	(2.2%	)	(1.5%	)
Monthly average revenue per vehicle	$1,192		$1,141
% change from prior year	(1.2%	)	0.6%

Average depreciable fleet	141,269		128,572
% change from prior year	(2.8%	)	(3.0%	)
Monthly average depreciation (net) per vehicle	$324		$351
% change from prior year	(1.2%	)	17.0%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$8		$22
Non-vehicle interest expense	3		12
Non-vehicle interest income	(1)		(3)
Non-vehicle capital expenditures (excludes acquisitions)	7		24
Franchise acquisitions	-		1
Cash paid for income taxes	-		1

Table 2 (continued)

Selected Balance Sheet Data
(In millions)

	September 30,		December 31,
	2008	2007	2007

	(Unaudited)

Cash and cash equivalents	$209	$190	$101
Restricted cash and investments	252	416	133
Revenue-earning vehicles, net	2,623	2,726	2,808

Vehicle debt	2,445	2,606	2,408
Non-vehicle debt (corporate debt)	188	249	249
Stockholders' equity	309	628	579

Table 3

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Non-GAAP pretax income (loss), Non-GAAP net income (loss) and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of goodwill and other intangible asset impairments, net of related tax impact (as applicable), from the reported GAAP measure. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments, the Company believes non-GAAP measures provide an important assessment of year over year operating results. See table below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income (loss) per the income statement to non-GAAP pretax income (loss):

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

	(in thousands)		(in thousands)

Income (loss) before income taxes - as reported	$30,743	$16,248	$(347,886)	$54,249

(Increase) decrease in fair value of derivatives	689	21,660	2,043	18,202

Goodwill and other intangible asset impairment	-	-	350,144	-

Pretax income (loss) - non-GAAP	$31,432	$37,908	$4,301	$72,451

The following table reconciles reported GAAP net income (loss) per the income statement to non-GAAP net income (loss):

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

	(in thousands)		(in thousands)

Net income (loss) - as reported	$18,933	$11,313	$(268,244)	$31,796

(Increase) decrease in fair value of derivatives, net of tax	405	12,749	1,201	10,707

Goodwill and other intangible asset impairment, net of tax	-	-	265,183	-

Net income (loss) - non-GAAP	$19,338	$24,062	$(1,860)	$42,503

The following table reconciles reported GAAP diluted earnings (loss) per share ("EPS") to non-GAAP diluted EPS:

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

EPS, diluted - as reported	$0.87	$0.48	$(12.57)	$1.32

EPS impact of (increase) decrease in fair value of derivatives, net of tax	0.02	0.54	0.06	0.44

EPS impact of goodwill and other intangible asset impairment, net of tax	-	-	12.42	-

EPS, diluted - non-GAAP	$0.89	$1.01	$(0.09)	$1.76

Table 4

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items specified in the Company's $600 million credit agreement. The Company believes Corporate Adjusted EBITDA is important as it is utilized in the calculation of financial covenants in the Company's credit agreement and provides investors with a supplemental measure of the Company's liquidity by adjusting earnings to exclude non-cash items consistent with the requirements in the Company's financial covenants. The Company has revised its calculation of Corporate Adjusted EBITDA for all periods presented to be consistent with the Company's credit agreement. EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Nine months ended		Trailing Four Quarters
	September 30,		September 30,		Ended September 30,
	2008	2007	2008	2007	2008	2007

	(in thousands)		(in thousands)		(in thousands)

Reconciliation of Net income (loss) to
Corporate Adjusted EBITDA
Net income (loss) - as reported	$18,933	$11,313	$(268,244)	$31,796	$(298,825)	$29,143

(Increase) decrease in fair value of derivatives	689	21,660	2,043	18,202	22,831	20,430
Non-vehicle interest expense	3,578	6,053	12,345	10,398	18,015	11,248
Income tax expense (benefit)	11,810	4,935	(79,642)	22,453	(90,502)	25,123
Non-vehicle depreciation	5,547	5,552	16,506	16,098	22,112	21,234
Amortization	2,185	1,566	5,344	4,675	7,055	6,284
Non-cash stock incentives	513	4,454	2,354	6,794	3,242	7,062
Goodwill and other intangible asset impairment	-	-	350,144	-	350,144	-
Other	158	3,222	280	3,234	943	3,225

Corporate Adjusted EBITDA	$43,413	$58,755	$41,130	$113,650	$35,015	$123,749

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities
Corporate Adjusted EBITDA	$43,413	$58,755	$41,130	$113,650	$35,015	$123,749

Vehicle depreciation, net of gains/losses from disposal	137,195	142,480	405,705	355,259	525,413	457,897
Non-vehicle interest expense	(3,578)	(6,053)	(12,345)	(10,398)	(18,015)	(11,248)
Change in assets and liabilities, net of acquisitions, and other	(18,535)	(11,743)	64,050	31,108	3,818	366
Net cash provided by operating activities	$158,495	$183,439	$498,540	$489,619	$546,231	$570,764

Memo:
Net cash used in investing activities	$(165,831)	$(14,463)	$(358,124)	$(519,096)	$(285,337)	$(392,696)
Net cash provided by (used in) financing activities	$136,215	$(173,426)	$(32,239)	$27,263	$(241,459)	$(230,101)